Exhibit 10.4


                           TRADEMARK LICENSE AGREEMENT


BETWEEN:

                  SUN ICE USA, INC., a corporation incorporated under the laws of the state of Nevada, having its principal place of business at 1001 First Street, S.E., Calgary, Alberta, Canada, T2G 5G3 ("Sun Ice USA") and SUN ICE LTD., a corporation incorporated under the laws of the province of Alberta, Canada, having its principal place of business at 1001 First Street, S.E., Calgary, Alberta, Canada, T2G 5G3 (collectively with Sun Ice USA, the "Licensor").

AND

                  GLENGATE APPAREL, INC., a corporation incorporated under the laws of the State of New Jersey, having its principal place of business at 207 Sheffield Street, Mountainside, New Jersey 07092 (hereinafter the "Licensee").


                  WHEREAS   Licensor  is  the  owner,   in  the  Territory,   as
hereinafter defined, of the trademarks SUN ICE and AUREUS ("Licensed Marks") identified in Exhibit A annexed hereto;

                  WHEREAS Licensor is willing to grant Licensee an exclusive license to use the Licensed Marks in the Territory in connection with the Licensed Products, as hereinafter defined, subject to the terms and conditions contained herein;

                  NOW THEREFORE, this Agreement witnesseth that the parties hereto covenant and agree as follows:

1.       INTERPRETATION


     1.1 Definitions. As used herein, the following terms shall have the indicated meaning:

      "Agreement" shall mean this Trademark License Agreement and any amendments or replacements;

      "Annual Minimum Royalty" shall have the meaning set forth in Section  4.3;

      "Effective  Date"  shall  mean  February  14,  1997;

      "Inventory" means all Licensed Product consigned to the Licensee and all returns of Licensed Product;

      "Consignment Agreement" means the agreement made as of February 14, 1997, between the parties to this Agreement whereby Licensor agreed to consign and Licensee agreed to sell the Inventory;

      "Licensed Marks" shall mean the marks SUN ICE and AUREUS as identified in Exhibit A;

                  "Licensed Products" shall mean the products specified for use set forth in Exhibit A in respect of each Licensed Mark listed in Exhibit A. In the event that there is a bona fide dispute between Licensor and Licensee as to whether any item is a Licensed Product because it is not readily identifiable as golf related or is not visibly associated with golf, it shall be deemed a Licensed Product if it is sold primarily through any of the following distribution channels and shall be deemed not to be a Licensed Product if it is not sold primarily through such channels: golf club and resort pro shops (green grass accounts), golf specialty retailers (off-course accounts), golf specialty departments at retail department stores or golf specialty departments at sporting goods stores;

                  "Net Sales" shall mean the gross revenues of the Licensed Products less all returns, allowances and customary discounts;

                  "Quarter" shall mean the three month periods ending February 28, May 31, August 31 and November 30 in each year; and "Territory" shall mean the United States, including Alaska and Hawaii.

     1.2 Interpretation. For all purposes under this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) unless otherwise stated, all references in this Agreement to designated "Articles", "Sections" and other subdivisions are to designated articles, sections and other subdivisions of this Agreement;

                  (b) the words "herein", "hereof" and "hereunder", refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement;

                  (c) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

                  (d) all accounting terms not otherwise defined herein have the meanings assigned to them and all computations to be made hereunder will be made in accordance with generally accepted accounting principles;

                  (e) unless otherwise stated all references to currency in this Agreement are to the currency of the United States;

                  (f) words in the singular include the plural and words in the masculine gender include feminine and neuter genders, and vise versa; and

                  (g) it is the express intention of the parties that no agency, partnership or joint venture shall exist between Licensee and Licensor and neither party has the right to obligate the other party or its property in any manner whatsoever.

2.       GRANT OF LICENSE TO USE THE LICENSED MARKS

         2.1 Licensor hereby grants to Licensee the exclusive right to sell, market, and manufacture the Licensed Products in the Territory in connection with the Licensed Marks, subject only to:

                  (a)      Licensor's right to sell Inventory, set out in
 Section 2.2.; and

                  (b) Licensor's right to manufacture Licensed Product in the Territory for export and sale outside of the Territory.

         2.2 Licensor has the right to sell Inventory bearing the Licensed Marks in the Territory.

3.       ARTICLE WARRANTIES AND REPRESENTATIONS

         3.1 Warranties and Representations of Licensor. Licensor hereby represents and warrants that:

                  (a) it is the owner of the Licensed Marks, subject to exclusive and non-exclusive licenses granted and to be granted for use of the Licensed Marks outside of the Territory and inside of the Territory in connection with products and services other than the Licensed Products;

                  (b) each is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada in the case of Sun Ice USA, Inc. and under the laws of the province of Alberta in the case of Sun Ice Ltd.; and each is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification;

                  (c) it has the requisite corporate power to execute, deliver and perform this Agreement and has taken all necessary corporate action required to authorize the execution, delivery and performance of this Agreement and any other document or instrument required by or delivered to Licensee in connection herewith; no other corporate action is required in connection herewith;

                  (d) the execution and delivery of this instrument and the performance of the transaction contemplated hereby

                           (i) does not conflict with the certificate of incorporation or bylaws or any other controlling documents of Licensor and

                           (ii) does not contravene, result in a breach or violation of, or constitute a default under any contract, agreement, commitment, indenture, loan or credit agreement or any other agreement, lease or instrument to which Licensor is a party;

                  (e) to Licensor's knowledge, there are no pending suits or actions or threatened suits or actions to which Licensor is a party which if resolved adversely may affect the status of Licensor's title to the Licensed Marks or have an adverse effect on the ability of Licensor to perform its obligations hereunder;and

                  (f) to the knowledge of Licensor, the Licensed Marks do not infringe any trademark right of any third party with respect to the Licensed Products in the Territory.

         3.2 Warranties and Representations of Licensee. Licensee hereby represents and warrants that:

                  (a) it is a duly organized corporation, validly existing and in good standing under the laws of the State of New Jersey and it is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification;

                  (b) it has the requisite corporate power to execute, deliver and perform this Agreement and has taken all necessary corporate action required to authorize the execution, delivery and performance of this Agreement and any other document or instrument required by or delivered to Licensor in connection herewith; no other corporate action is required in connection herewith;

                  (c) the execution and delivery of this instrument and the performance of the transaction contemplated hereby

                           (i) does not conflict with the certificate of incorporation or bylaws or any other controlling documents of Licensee and

                           (ii) does not contravene, result in a breach or violation of, or constitute a default under any contract, agreement, commitment, indenture, loan or credit agreement or any other agreement, lease or instrument to which Licensee is a party.

4.       ARTICLE ROYALTIES

         4.1 Commitment to Pay Royalties. Licensee shall pay to Licensor or its successors-in-interest royalties in U.S. Dollars to accounts designated by Licensor in accordance with the provisions set forth in this Article 4.

         4.2 Royalty Rate and Payment Requirements. Subject to Section 4.3, Licensee shall pay Licensor a royalty payment equal to five (5%) percent of Net Sales. Such royalty payments shall be payable quarterly, in arrears, within fifteen (15) days of the end of each Quarter commencing May 31, 1997.

         4.3      Minimum Royalty.

                  (a) Royalty Payment Calculations. The quarterly royalty payment shall be the greater of

                           (i)      25% of the Annual Minimum Royalty or

                           (ii) 5% of actual Net Sales for such quarter, provided, however, in no event shall royalty payments during any twelve month period described below exceed the greater of (1) the Annual Minimum Royalty for such twelve month period or (2) 5% of actual Net Sales for such twelve month period. The aggregate Annual Minimum Royalty for the Licensed Marks shall be as follows:

                  Year                                    Annual Minimum Royalty

Twelve month period commencing Dec. 1, 1997                   $100,000
Twelve month period commencing Dec. 1, 1998                   $150,000
Twelve month period commencing Dec. 1, 1999                   $200,000
Twelve month period commencing Dec. 1, 2000                   $210,000
Twelve month period commencing Dec. 1, 2001                   $220,000

                  There will be no minimum royalty from the date hereof to November 30, 1997. During this period, Licensee shall pay royalties equal to five (5%) percent of Net Sales, payable quarterly, in arrears, within fifteen
(15) days from the end of each Quarter.

                  (b) Prepayment of Royalty. Licensee shall, upon execution of this Agreement, prepay the sum of $10,000 to be applied towards the royalty payment for the fourth Quarter of the fiscal year commencing December 1, 1997.

         4.4 Any defective Licensed Product returned to Licensee that was sold prior to the Effective Date by Licensor, for which Licensor was paid will be charged back to Licensor by deduction from royalties already payable. Licensor shall have the right of approval for all such charges, provided that Licensor shall use reasonable discretion in exercising such right of approval.

         4.5 Any royalty amount not paid when due will bear interest at the rate per annum equal to the prime rate of interest in effect from time to time at Citibank, N.A., in New York City plus 2% from the due date until the date paid, before and after default and judgment. This remedy is in addition to Licensor's right to terminate this Agreement in accordance with Article 9 and payment of the outstanding royalty amount after the due date with interest will not operate to relieve the default if the royalty has not been paid when due.

         4.6 Licensee shall maintain separate invoices and books of account for all Licensed Products sold under or in connection with the Licensed Marks hereunder. Such books of account shall be complete and accurate in accordance with standard accounting practices so as to make the amount to become due and payable to Licensor under this Agreement clearly ascertainable.

         4.7 Licensee shall render to Licensor a written statement setting forth its gross sales of Licensed Product and its adjustments thereto, Net Sales and the Licensee's calculation of the royalty due to be paid and shall deliver the same with each quarterly payment of royalty. In the event that there shall be any dispute between the parties hereto as to the calculation of the royalty or the calculation of the sales and adjustments of Licensee, the prevailing party shall be entitled to recover from the other its reasonable legal and accounting fees relating to the dispute.

         4.8 Licensor or its authorized agent shall have reasonable access to, and the right during normal business hours and upon five (5) days' notice to Licensee to inspect such books, records and accounts of Licensee as may be necessary to verify the accuracy of any statement required to be rendered by Licensee hereunder. Licensor will be entitled to take copies of all such information. Licensor and its representative will keep all of the information received during such inspection strictly confidential, subject to its right to use such information to prove the amount of royalty payable under this Agreement.

         4.9 The inspection, referred to in Section 4.8, will be at the expense of Licensor unless the actual royalties paid by Licensee for any period is less than the royalties payable under this Agreement by 5% or more, in which event, the cost of the inspection will be paid by Licensee.

         4.10     Sale of Licensed Marks.

                  (a) AUREUS Mark. If the cumulative paid royalties for the AUREUS Mark shall be $2,500,000 or more during any five (5) year period after the execution of this Agreement, Licensee shall own the AUREUS Mark for the Territory without the payment of any additional consideration and this Agreement (with respect to the AUREUS Mark only) shall terminate after the Assignment Date. "Assignment Date" shall be the date that the cumulative paid royalties for the AUREUS Mark meet or surpass $2,500,000 during any five (5) year period.

                  Licensor shall, within thirty (30) days of the Assignment Date, execute and deliver a trademark assignment of the AUREUS Mark and thereafter promptly take such further action as Licensee may request from time to time in order to evidence or effectuate the assignment of the AUREUS Mark to Licensee free and clear of all liens and encumbrances. Licensee shall pay all costs incurred in preparing and recording the assignment of the AUREUS Mark.

                  (b) SUN ICE Mark. If the cumulative paid royalties for the SUN ICE Mark shall be $3,000,000 or more during any five (5) year period after the execution of this Agreement, Licensee will be granted a royalty free license to use the SUN ICE mark for the Licensed Products in the Territory for the life of the SUN ICE Mark. Licensee shall be granted such royalty free license subject to the terms and conditions of this Agreement (other than with respect to royalty payments) which, for purposes of this Section, shall survive the termination of this Agreement.

         4.11     Right of First Refusal.

         During the term of this Agreement, if Licensor at any time desires to assign the AUREUS Mark in the Territory to a third party ("Transfer of Rights"), then Licensor must, prior to entering into a contract or other commitment for the Transfer of Rights, first give written notice to Licensee specifying:

    (i) The name and address of the proposed transferee ("Proposed Transferee"); and

   (ii)     The   price  at  which  and  the  terms  and
            conditions   under   which   such   Proposed
            Transferee  is willing to acquire  rights in
            the  Licensed   Products   pursuant  to  the
            Transfer of Rights ("Purchase Price").

                  Such written notice shall be accompanied by, if same exists, a copy of any written offer made by such Proposed Transferee for the Transfer of Rights and must include an offer by Licensor ("Purchase Offer") to consummate the Transfer of Rights with Licensee on the same terms as those offered by or to the Proposed Transferee.

                  Licensee shall give Licensor written notice of its acceptance or rejection of the Purchase Offer within ten (10) days after the date on which notice of the Transfer of Rights was received by Licensee ("Acceptance Period").

                  In the event that Licensee does not give Licensor written notice of its acceptance of the Purchase Offer in the manner described above within the Acceptance Period, Licensor may complete the Transfer of Rights with the Proposed Transferee subject to the purchase terms set forth in the Purchase Offer; provided, however, Licensor provides Licensee with such assurances and agreements as Licensee may reasonably require to assure that the Transfer of Rights will not adversely affect Licensee's rights under this Agreement. In the event that Licensee accepts the Purchase Offer, Licensor and Licensee shall execute a separate agreement assigning all rights, title and interest in the AUREUS Mark, to Licensee, subject to the terms set forth in the Purchase Offer. Licensee shall pay all costs incurred in preparing and recording such assignment to Licensee.

                  Such right of first refusal shall not apply in the case of a transfer to an affiliate of Licensor if such affiliate acknowledges, in writing, Licensee's continuing right of first refusal.

         4.12 AUREA Mark. Nothing herein shall preclude Licensor from (a) selling any product, including the Licensed Products, under the AUREA mark; (b) sublicensing the right to third parties to sell any product, including the Licensed Products, under the AUREA Mark; (c) maintaining trademark registrations for the AUREA mark; or (d) seeking to register the AUREA mark. Licensee agrees not to contest, challenge as object in any way to Licensor's use and/or registration in accordance with this Agreement, of the trademark AUREA or any mark incorporating the mark AUREA for any products. Licensee agrees that should the AUREUS Mark, once assigned to Licensee, be cited as a basis for refusal of registration of the AUREA mark to Licensor, Licensee will cooperate fully and in good faith to provide Licensor with Licensee's written consent to the registration of AUREA or any mark incorporating the mark AUREA. Licensor agrees not to contest, challenge or object in any way to Licensee's use and/or registration of the AUREUS Mark in the United States, once assigned to Licensee for the Licensed Products, and further agrees that should Licensor's AUREA mark be cited as a basis for refusal of registration of the AUREUS Mark to Licensee in the United States, Licensor shall cooperate fully and in good faith to provide Licensee with its written consent to the registration of the AUREUS Mark.

5.       TERM

         5.1 The term of this Agreement shall be, unless terminated sooner as hereinafter provided, for a period of five (5) years, commencing on the Effective Date (hereinafter the "Term"). This Agreement shall be renewable by Licensee for three (3) successive five (5) year periods, unless terminated sooner as herein provided.

6.       DUTIES OF THE LICENSEE

         6.1 Licensee agrees that it will use the Licensed Marks only in connection with Licensed Products and no other products.

         6.2 Quality Control. In the course of producing and distributing the Licensed Products under the Licensed Marks, Licensee shall maintain and adhere to standards of quality and technical specifications that conform to quality standards sufficient to ensure that the quality of any of the Licensed Products produced, packaged and licensed under the Licensed Marks are consistent with the quality of the products distributed under the Licensed Marks by Licensor within two (2) years prior to the date of this Agreement and the reputation enjoyed by the Licensed Marks within two (2) years prior to the date of this Agreement, or are of higher quality or reputation.

         6.3 Licensee shall indicate on all labels, price lists or advertising of any kind printed by or on behalf of Licensee in which one or several of the Licensed Marks appear, that the use of the Licensed Marks is made under license and that Licensor is the owner of the Licensed Marks. In order to preserve the validity and integrity of the Licensed Marks and to ensure compliance with this Agreement, Licensor shall, at all reasonable times and upon reasonable prior notice, have the right to inspect the premises and records of Licensee's business. The Licensee shall, upon request, and at Licensee's cost, provide to Licensor a reasonable number of samples of the Licensed Products, hangtags, packagings and labels manufactured by or on behalf of Licensee. Licensee shall discontinue any use of the Licensed Marks on or in connection with any product, packages or marketing material to which Licensor reasonably objects that is injurious to the reputation of or goodwill associated with the trademarks.

         6.4 Ownership and Other Duties. Licensee acknowledges that the ownership of the Licensed Marks is in Licensor and Licensee agrees that it will do nothing inconsistent with such ownership and that use of the Licensed Marks by Licensee shall inure to the benefit of Licensor, as applicable. Licensee agrees that it shall not apply for registration or seek to obtain ownership of any of the Licensed Marks, other than pursuant to Sections 4.10 or 4.11 of this Agreement.

         6.5 Licensee recognizes the goodwill associated with the Licensed Marks and acknowledges that such goodwill belongs to and inures to Licensor. Licensee agrees not to challenge the validity and Licensor's ownership of the Licensed Marks.

         6.6 Licensee shall comply in material respects with all applicable laws, regulations, orders and other governmental and regulatory requirements applicable to it relating to the advertising, promotion and sale of the Licensed Products. Licensee agrees to execute additional documents or instruments reasonably deemed necessary or appropriate, in the reasonable judgment of Licensor to confirm or record the license contemplated herein.

         6.7 Licensee agrees, upon reasonable request of Licensor, promptly to execute all documents and instruments including, but not limited to, consent agreements and license agreements, deemed necessary or appropriate, in the reasonable judgment of Licensor, to secure registrations (and all renewals thereof) and file applications for registration for the Licensed Marks.

         6.8 Licensee agrees not to sell Licensed Products outside of the Territory and to take reasonable steps to prevent the distribution of Licensed Products outside of the Territory from within the Territory.

7.       DUTIES OF THE LICENSOR

         7.1 Licensor shall provide the Licensee with all information regarding the marketing and sale of the Licensed Products in the Territory to Licensor at the date hereof generally including the list of existing customers a well as the list of customers indebted to Licensor.

         7.2 Licensor agrees to not sell Licensed Products under the Licensed Marks within the Territory (other than to the extent permitted under Section 2.2 of this Agreement) and further agrees to take reasonable measures to prevent distribution of Licensed Products sold under the Licensed Marks within the Territory from outside of the Territory.

8.       ASSIGNMENT OF THE TRADEMARKS

         8.1 Any assignment by the Licensor of the Licensed Marks or of its rights, duties and obligations hereunder, whether voluntary or involuntary, or by operation of law, shall be subject to the rights of the Licensee hereunder and shall not operate to deprive the Licensee of any of its rights under this Agreement.

         8.2 The Licensee shall not assign this Agreement or its rights, duties or obligations hereunder without prior written consent of the Licensor.

         8.3 The Licensee shall not sublicense the Agreement or its rights, duties or obligations hereunder. Notwithstanding the foregoing, Licensor acknowledges and agrees that Licensee may contract with third parties for manufacture of the Licensed Products so long as such third party complies with the provisions set forth in Article 6 of this Agreement and further acknowledges and agrees that resale by customers of Licensee is permitted provided that Licensee does not receive any royalties, fees, commissions or any other benefits from such resale by its customers.

9.       TERMINATION

         9.1 Events of Termination. If the Licensee fails to pay any amounts when due under this Agreement or the Consignment Agreement and if such amounts remain unpaid ten (10) days after notice is given to the Licensee by the Licensor, the Licensor may, at its option, terminate this Agreement by notice in writing expiring at any time after the date of receipt of the notice by the Licensee.

         9.2 If the Licensee is in material breach of any other terms of this Agreement or ceases using a Licensed Mark to market or sell any Licensed Product for any consecutive twelve (12) month period, which breach remains unremedied for thirty (30) days after notice thereof is given by the Licensor to the Licensee, or if the Licensee becomes insolvent or ceases voluntarily or not to carry on business, the Licensor may, at its option, terminate this Agreement by notice in writing expiring at any time after the date of receipt of the notice.

         9.3 Licensee may not terminate this Agreement prior to December 1, 2000. Following such date, Licensee may terminate this Agreement upon written notice of at least one hundred eighty (180) days to Licensor.

         9.4 Upon material breach of this Agreement by Licensee, which breach remains uncured for the relevant cure period, Licensor may, at its option, terminate the Consignment Agreement by notice in writing expiring at any time after the date of receipt of the notice by the Licensee.

         9.5 If Licensee ceases to use any Licensed Mark to sell any Licensed Products for any consecutive twelve (12) month period, which non-use remains unremedied for ninety (90) days after notice thereof is given by Licensor to Licensee, Licensor may at its option terminate this Agreement with respect to the said Licensed Mark only by notice of termination in writing expiring at any time after the date of receipt of the notice of termination.

         9.6 Effects of Termination. Upon termination or expiration of this Agreement, Licensee shall immediately cease to use the Licensed Marks, or any part thereof, and shall not use any trade names, trademarks or other words confusingly similar thereto.

         9.7 Upon the termination of this Agreement for any reason other than breach of Subsection 9.1(a), or expiration of this Agreement at the end of the initial or subsequent term and subject to Subsection 9.2(d), Licensee shall be entitled to dispose of all inventory of Licensed Products then existing for a six (6) month period after the date of such termination or expiration in a manner consistent with the terms and conditions of this Agreement and subject to payment of the royalty provided under this Agreement calculated and payable monthly within thirty (30) days of the end of each calendar month.

         9.8 Upon the termination of this Agreement pursuant to a breach of Subsection 9.1(a), and subject to Subsection 9.2(d), Licensee shall be entitled to dispose of all inventory of Licensed Products then existing for a thirty (30) day period, after the date of such termination, in a manner consistent with the terms and conditions of this Agreement, and subject to payment of the royalty provided under this Agreement, calculated and payable within sixty (60) days of the date of termination of the Agreement.

         9.9 Upon the termination of this Agreement, Licensor may, upon giving notice to the Licensee, purchase all or any inventory of Licensed Product held by or for Licensee at the true landed cost of Licensee of such Licensed Product, other than Licensed Product required to fill existing purchase orders.

         9.10 In the event that prior to December 1, 2000, this Agreement is terminated for any reason, other than material breach by the Licensor, Licensee will pay the Licensor an amount equal to the minimum royalties that would have been payable if the Agreement had not been terminated calculated as provided in this Agreement from the Effective Date to December 1, 2000 less any royalties paid to the date of termination. The obligation to pay the amount arising under this Subsection 9.2(e), is accelerated and such amount is due and payable within sixty (60) days of the date of termination.

         9.11 The remedies provided in this Agreement including, without limitation Section 9.2, are cumulative and are in addition to all other remedies available to Licensor at law or in equity and not in substitution therefor.

10.      INDEMNITY

         10.1 Licensor hereby agrees to defend, indemnify and hold Licensee harmless against any claims, demands, causes of action and judgments arising out of claims made by any third party with respect to infringement of the Licensed Marks used in connection with the Licensed Products, in accordance with this Agreement.

         10.2 Licensee agrees to defend, indemnify and hold Licensor harmless against any claims, demands, causes of action and judgments arising out of Licensee's failure to comply with the terms of this Agreement.

         10.3 Notice and Actions. Each of the parties shall bring to the other's attention any unauthorized use of a mark which is the same or similar to the Licensed Marks that comes to its attention.

         10.4 Licensor shall have the right to determine whether any demand, suit or other action shall be taken on account of or with respect to any infringement or suspected infringement of the Licensed Marks. Licensor may commence or prosecute any such suit or action or make any such demand in its own name, and Licensee agrees to assist and cooperate with Licensor, as Licensor may request, in connection with any such demand, suit or other action. If Licensor prosecutes any such demand, suit or other action, Licensor shall be entitled to all proceeds and recoveries resulting therefrom, however, Licensor shall reimburse Licensee's expenses.

         10.5 If the event Licensor chooses not to take any action with respect to any infringement or suspected infringement of the Licensed Marks, Licensee may commence or prosecute any such suit or action or make any such demand in its own name, and Licensor agrees to assist and cooperate with Licensee, as Licensee may request, including being named as a party plaintiff to the action. In connection with any such demand, suit or other action, Licensee shall be entitled to all of the proceeds and recoveries resulting therefrom; however, Licensee shall reimburse Licensor's expense.

11.      ARBITRATION

         11.1 In the event of any dispute arising under this Agreement, such dispute shall be referred to three arbitrators, one to be appointed by Licensor, a second to be appointed by Licensee and a third to be appointed by the two arbitrators so appointed; and the resolution reached by any two of them shall be final. If any party refuses or neglects to appoint an arbitrator within ten (10) days after the other shall have appointed an arbitrator and served written notice thereof upon the other, then the arbitrator so appointed shall be the sole arbitrator with full power and authority to resolve the dispute for that purpose, and such arbitrator's decision shall be final.

12.      MISCELLANEOUS

         12.1 Any notice required or permitted to be given hereunder shall be in writing, addressed as follows, and given by registered mail, return receipt requested, by prepaid private courier or otherwise and delivered or sent prepaid by telecopier or other similar means of electronic communications and confirmed on the same or following day by prepaid mail:

         with respect to the Licensee:

                                    GLENGATE APPAREL, INC.
                                    207 Sheffield Street
                                    Mountainside, New Jersey  07092
                                    Telecopier:      (908) 518-0255
                                    Attention:       George Gatesy

with copy to:

                                    Graham, Curtin & Sheridan
                                    4 Headquarters Plaza
                                    P.O. Box 1991
                                    Morristown, New Jersey 07962-1991
                                    Attention:  Kenneth W. Vest, Esq.

with respect to the Licensor:

                                    SUN ICE USA, INC.
                                    1001 First Street, S.E.
                                    Calgary, Alberta
                                    Canada T2G 5G3

                                    SUN ICE LTD.
                                    1001 First Street, S.E.
                                    Calgary, Alberta
                                    Canada T2G 5G3
                                    Telecopier:      (403) 266-7484
                                    Attention:       Sylvia Rempel

with copy to:

                                    Willkie Farr & Gallagher
                                    One Citicorp Center
                                    153 East 53rd Street
                                    New York, NY 10022
                                    Attention:  Barry N. Seidel

Any notice given shall be conclusively deemed to have been given and received on the tenth (10th) days of postal service following mailing if given by registered mail, or on the day of actual delivery when so personally delivered or on the day of transmittal (return receipt requested) if sent by telecopier or other electronic means. Either party may change its address of notice to the other party in the manner aforesaid.

         12.2 This Agreement, including the Exhibits attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

         12.3 This Agreement may be executed in one or more counterparts each in which shall be deemed an original but all of which together shall constitute one and the same instrument.

         12.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.5 This Agreement shall be governed and interpreted and construed in accordance with the laws of the State of New Jersey.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the date indicated hereunder.

                  Dated and signed on this 14th day of February, 1997.

                                                     Licensor

                                                     SUN ICE USA, INC.



                                             By:    /s/ Sylvia Rempel
                                                        SYLVIA REMPEL, President

                                                     SUN ICE LTD.


                                             By:    /s/ Sylvia Rempel
                                                        SYLVIA REMPEL, President


                  Dated and signed on this 14th day of February, 1997.


                                                     Licensee

                                                     GLENGATE APPAREL, INC.



                                             By:    /s/ George Gatesy
                                                        GEORGE GATESY, President




                                    EXHIBIT A

Trademark                                         Licensed Products
---------                                         -----------------


SUN ICE                                           Mens and ladies golf outerwear
AUREUS                                            Mens golf apparel